Exhibit 99.2

4 January 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE COMPLETES €185.5 MILLION AQUISITION OF
NINE OFFICES LET TO THE ITALIAN GOVERNMENT

Further to its announcement on 28 October 2015, Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisition of a portfolio of nine offices in Italy fully let to the Italian government for a net purchase price of €185.5 million, reflecting a yield on cost of 6.3%.
The portfolio comprises nine high quality office buildings 100% occupied by Italian government ministries, across 1.1 million sq ft (99,200 sq m) of lettable space, generating a day one NOI of €12.1 million, subject to annual indexation of 75% of CPI. The majority of the offices have been comprehensively refurbished with 50% of NOI being generated from properties refurbished from 2014. The unexpired lease term is 7.1 years with all the existing leases expiring simultaneously in December 2022.
The portfolio is now held by a closed-end real estate alternative investment fund named Olimpia Investment Fund, wholly-owned by KWE and managed by Savills Investment Management SGR.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com